SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                       January 15, 1997 (October 31, 1996)

                            TIAA REAL ESTATE ACCOUNT
             (Exact name of registrant as specified in its charter)


New York                            333-13477                Not Applicable
(State or other               (Commission File No.)          (IRS Employer
Jurisdiction of                                              Identification No.)
incorporation)

         c/o Teachers Insurance and Annuity
         Association of America
         730 Third Avenue
         New York, New York                          10017-3206
         (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code (212) 490-9000


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ITEM 5.  OTHER EVENTS.

   The TIAA Real Estate Account has recently purchased additional properties for its portfolio. The properties are described below.

MULTI-FAMILY RESIDENTIAL COMPLEXES

Royal St. George Apartments - West Palm Beach, Florida

   On December 20, 1996, the Account purchased the fee interest in Royal St. George Apartments, a first class garden apartment complex located in West Palm Beach, Florida, for a purchase price of approximately $15.9 million. The property is not subject to a mortgage.

   Royal St. George Apartments was built in 1995 and is located on 10.4 acres of land. The complex contains 224 one-, two- and three-bedroom units in 8 two- and three-story buildings, with each unit containing such amenities as a washer and dryer, patio or solarium, and a security system. Upper level units contain vaulted ceilings. Building exteriors are stucco with tile roofs. There are 388 parking spaces plus 64 detached garages. Residents have use of an on-site clubhouse, a fully equipped exercise center, swimming pool and two lighted tennis courts. The complex is currently 94% occupied with monthly rents averaging $834 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

   Royal St. George Apartments is located three miles south of the West Palm Beach central business district. The West Palm Beach metropolitan area, with a current population of almost one million persons, has experienced population growth over the past five years that is more than twice the national rate. This growth is expected to continue.

Westcreek Apartments - Westlake Village, California

   On January 2, 1997, the Account purchased the fee interest in Westcreek Apartments, a luxury garden apartment complex located in Westlake Village, California, for a purchase price of approximately $13.0 million. The property is not subject to a mortgage.

   Westcreek Apartments was built in 1988 and is located on approximately 10.4 acres of land. The complex contains 126 one- and two-bedroom units in 11 two-story buildings, with each unit containing such amenities as a microwave oven, fireplace, washer and dryer and nine foot ceilings. Building exteriors are stucco with tile roofs. There are 128 covered parking spaces plus 76 uncovered parking spaces. Residents have use of an on-site clubhouse with a fully equipped weight room and a swimming pool.


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   The complex is currently 94% occupied with monthly rents averaging $1,090 per unit. Rents are comparable with competitive complexes and are not subject to rent regulation. The Account will be responsible for the expenses of operating the property.

   Westlake Village is located approximately 38 miles northwest of downtown Los Angeles in Ventura County. Ventura County has enjoyed above-average population growth during the last five years and this growth is expected to continue into the foreseeable future.

INDUSTRIAL PROPERTIES

Arapahoe Park East - Boulder, Colorado

   On October 31, 1996, the Account purchased the fee interest in five research and development buildings located in Boulder, Colorado, for a purchase price of approximately $9.9 million. Rents on the buildings, which together have 129,425 square feet of rentable space, average $8.83 per square foot. The buildings are not subject to a mortgage.

   The buildings, built between 1979 and 1982, are located on approximately 6.46 acres of land with space for 332 cars. Ball Aerospace Corp., a leading aerospace and telecommunications equipment manufacturer, leases 100% of the five buildings under leases which expire over the three year period from 1998 to 2000. Boulder is located 25 miles northwest of Denver, the largest city in the seven-state Rocky Mountain region and the capital of Colorado. The population of the Denver metropolitan area, which includes Boulder, has grown steadily during the past ten years and is expected to continue to expand into the near future. Boulder's economy has been strengthened in recent years by the establishment of several high tech firms in the area, which have attracted a highly-educated and skilled labor force.

Interstate Crossing - Eagan, Minnesota

   On December 31, 1996, the Account purchased the fee interest in two industrial buildings located in Eagan, Minnesota, for a purchase price of approximately $6.4 million. Rents on the buildings, which together have 131,380 square feet of rentable space, average $5.10 per square foot. The buildings are not subject to a mortgage.

   The buildings, built in 1995, are located on approximately 10.6 acres of land with space for 288 parking spaces. The buildings are presently 100% leased to 10 tenants, with the majority of leases expiring in 2000 and 2001.

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   The subject  property is located 10 miles  southeast of downtown  Minneapolis and 7 miles south of downtown St. Paul. The twin cities of Minneapolis -- St. Paul currently have a population of 2.7 million people and enjoy a strong and diverse economy.





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                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            TIAA REAL ESTATE ACCOUNT

                                            By:  TEACHERS INSURANCE AND ANNUITY
                                                 ASSOCIATION OF AMERICA

Date: January 15, 1997                      By:  /s/ Peter C. Clapman
                                                 Peter C. Clapman, Senior Vice
                                                 President and Chief Counsel,
                                                 Investments
                                                 (Authorized Signatory)